Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc., announced net income of $5.5 million, or $0.69 on a diluted earnings per share basis, for the year ended December 31, 2008, compared to $9.9 million, or $1.25, respectively, for the year ended December 31, 2007.  Net income for the three months ended December 31, 2008, was $29 thousand, or $0.004 on a diluted earnings per share basis, compared to $2.7 million, or $0.34, respectively for the same period in 2007. The decline in earnings from the prior period included the impact of a charge on certain equity investments in the investment portfolio which reflect declines in the equity markets, significant increases in expenses associated with accelerated expansion and growth initiatives, and an increase in FDIC insurance premiums incurred by all banking institutions. Expenses related to expansion and growth initiatives include the opening of two branches, loan growth, and increased marketing and advertising expenses.  While these factors adversely affect earnings in the short-term, the Company feels this is an opportune time to incur such expenses and invest in our long-term growth.

Loan growth was strong in 2008 and particularly so during the fourth quarter. Loans increased by 14% in 2008.  During the three months ended December 31, 2008, loans increased by $40 million, a quarterly increase which amounts to an annualized growth rate of 18%.  Loan quality remains strong, particularly in light of the challenging economic environment, with loan quality ratios being favorable.

In the fourth quarter of 2008, the Company recorded an after-tax charge of $2.4 million on certain equity investments contained in its investment portfolio to reflect the impact of recent declines in the equity markets.  This net income charge had no impact on the Company’s capital, as the unrealized fair market value losses were already included in capital.

As previously announced, the Company declared a quarterly dividend of $0.095 per share to be paid on March 2, 2009, to shareholders of record as of February 9, 2009.  The quarterly dividend represents a 5.6% increase over the 2008 dividend rate.

2008 was a very successful year. While the current economic environment presents certain challenges for all companies, for a strong, well-capitalized local community bank, such as Enterprise, with a high-quality balance sheet and the ability and capital to lend, it is also a time of the utmost opportunity.  This has been demonstrated by our strong growth and expansion, and particularly by our 18% annualized loan growth in the fourth quarter. We are extremely proud and pleased with our widespread accomplishments and progress. We continue to expand with the opening of our Methuen, MA, branch in May 2008; our new Acton, MA, branch on January 12, 2009; and our second New Hampshire branch, scheduled to open in late 2009 in Derry.  Our commitment to our communities is unwavering, especially now when challenging economic times threaten the very existence of so many community-centered organizations. The Company continues to support local non-profit organizations through charitable giving and the founding, in 2008, of the Enterprise Bank Non-Profit Collaborative, a collection of educational forums, workshops and resources to benefit non-profits. In addition, in December 2008, as we prepared to celebrate the Bank’s 20th anniversary, the bank made a special $100,000 contribution to the Greater Lowell Community Foundation.  In November, at our First Annual Celebration of Excellence, the Company recognized ten remarkable local entrepreneurs, businesses and community leaders who have achieved success, inspired others to excel and have truly made a difference in the communities we serve.  We undertook many significant initiatives in 2008 including: investments in training; learning and development; marketing; technology; and facilities.  While such initiatives will increase expenses in the short-term, the opportunities for long-term benefit, including growth and expansion have never been stronger than they are at the present time.  Our team continues to grow in reputation and stature as the leading, most capable and trusted source of commercial loans, cash management, insurance services, and investment management in our region.  Customers want to deal with skilled, local, trusted professionals, who act in their best interest.

2009 presents community banks like Enterprise opportunities to add customers and talent. The overall shift in market forces underscores a potentially dramatic redirection in future customer relationships towards community banks.  In many ways, the times are similar to the early 1990s when we were in our infancy and we had the same challenges but tremendous opportunities.  Enterprise Bank continues to apply its consistent and disciplined lending strategy with ongoing investments in our products, customer services, employees and branch network.  We are committed to stimulating economic growth within our service communities of the Merrimack Valley and North Central regions of Massachusetts and South Central New Hampshire.  In essence, our role as a stable and trusted financial advisor is more important today than ever before.

For the year ended December 31, 2008, net interest income amounted to $42.2 million, compared to $40.7 million for 2007.  Net interest income for the quarter ended December 31, 2008 amounted to $11.2 million, compared to $10.3 million in the December 2007 quarter. The increases in net interest income over the comparable prior-year periods were due primarily to strong loan growth, which was partially offset by margin compression described further below. Average loan growth for the year-over-year and quarter-over-quarter periods amounted to $86.8 million and $100.2 million, respectively. The Company’s year-to-date net interest margin decreased as a result of asset yields repricing downward, due to the market-rate reductions that have occurred since late 2007 as the Federal Reserve Board’s target rates have declined 500 basis points, including 175 basis points during the last quarter.  However, the Company’s strong loan growth throughout the year, along with reductions in funding costs, partially offset the reduction in asset yields. Due to tight credit markets and a highly-competitive marketplace for funding during the year, deposit costs declined at a slower pace than asset yields. However, the wholesale funding cost decline accelerated during the second half of the year, primarily as a result of reductions in Federal Home Loan Bank short-term funding rates. Net interest margin was 4.23% for the year ended December 31, 2008, compared to 4.48% for 2007.  Quarterly net interest margin was 4.24% for the three months ended December 31, 2008, compared to 4.27% and 4.36% for the quarters ended September 30, 2008 and December 31, 2007, respectively.

The provision for loan losses amounted to $2.5 million for the year compared to $1.0 million in 2007. The increase over the prior year was due primarily to loan growth and an increase in net charge-offs. Total loans increased $114.8 million, or 14%, since December 31, 2007. For the year ended December 31, 2008, the Company recorded net charge-offs of $781 thousand, compared to net charge-offs of $395 thousand for the year ended December 31, 2007.  In light of the current economic environment overall asset quality remains strong, with net charge-offs for the year amounting to 0.09% of average total loans, and non-performing assets to total assets of 0.73% at December 31, 2008, compared to 0.05% and 0.39%, respectively, in 2007.  The allowance for loan losses to total loans ratio was 1.61% at December 31, 2008, compared to 1.62% at December 31, 2007.

The impairment charge on certain equity investments in the investment portfolio mentioned above amounted to $3.7 million (pre-tax). The impairment charge reflected the fourth quarter downturn in the stock market in general and allows for more discretion in managing these funds, which may include selling a portion of the investments in the first half of 2009. A sale would also ensure that, for tax purposes, a portion of the losses on sales could be applied against investment gains realized on the portfolio during the past two years, before the ability to carry back against these gains expires.

Non-interest income excluding the impairment charge noted above amounted to $9.8 million for the year ended December 31, 2008, a decrease of 3%, compared to $10.1 million for the year ended December 31, 2007. The decrease was due primarily to a decrease in net security gains partially offset by an increase in deposit service fee income.  Net security gains were $305 thousand for the year-ended December 31, 2008, compared to $1.7 million for the year-ended December 31, 2007.

Non-interest expense for the year ended December 31, 2008, amounted to $37.9 million, an increase of 9%, compared to $34.8 million for the year ended December 31, 2007. The increase in non-interest expense was related primarily to the Company’s strategic growth initiatives resulting in increases in the areas of compensation-related costs, advertising, and training expenses.  In addition, in 2008 the Company’s deposit insurance premiums increased due to changes in the FDIC insurance assessment rates, related to 2005 legislation which applied to all insured banks.

In 2008, the Company benefited from a decrease in its effective income tax rate; however, in the third quarter income taxes were impacted by approximately $130 thousand related to legislative changes in future tax rates applicable to Massachusetts financial institutions.

Total assets were $1.18 billion at December 31, 2008 as compared to $1.06 billion at December 31, 2007, an increase of 12%.  Total loans increased $114.8 million, or 14%, since December 31, 2007 amounting to $948.6 million at December 31, 2008.  Total deposits, excluding brokered deposits, were $872.5 million at December 31, 2008 compared to $798.1 million at December 31, 2007, an increase of 9%.  Brokered deposits amounted to $75.4 million and $70.7 million on those respective dates.  Investment assets under management amounted to $439.7 million at December 31, 2008 compared to $573.6 million at December 31, 2007, a decrease of 23%.  The decrease is attributable primarily to the effects of declines in the equity markets on investment account balances, as well as declines in sweep account balances during the period.  Total assets under management amounted to $1.65 billion at both December 31, 2008 and December 31, 2007.

In late March, you will receive our 2008 annual report and proxy in preparation for Enterprise Bancorp Inc.’s annual meeting of shareholders on May 5, 2009 at Vesper Country Club, 185 Pawtucket Blvd., Tyngsboro, MA.  We look forward to this special opportunity to express our personal appreciation to all shareholders for their support throughout the year and to share our vision for the bank’s continued success.

Sincerely,

George L. Duncan	John P. Clancy, Jr.	Richard W. Main
Chairman	CEO	President
Chief Lending Officer

SELECTED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(Dollars in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
CONDENSED CONSOLIDATED INCOME STATEMENTS	2008	2007	2008	2007
Net interest income	$11,209	$10,306	$42,195	$40,679

Provision for loan losses	465	650	2,505	1,000

Net interest income after provision for loan losses	10,744	9,656	39,690	39,679

Other than temporary impairment on investments	(3,702)	—	(3,702)	—

Non-interest income excluding other than temporary impairment on investments	2,383	2,971	9,793	10,108

Non-interest expense	9,610	8,768	37,884	34,844

Income (Loss) before income taxes	(185)	3,859	7,897	14,943

Provision for (Benefit from) income taxes	(214)	1,124	2,349	5,045
Net Income	$29	$2,735	$5,548	$9,898

Basic earnings per share	$0.004	$0.35	$0.70	$1.27
Diluted earnings per share	$0.004	$0.34	$0.69	$1.25
Basic weighted average common shares outstanding	8,008,029	7,882,894	7,973,527	7,819,160
Diluted weighted average common shares outstanding	8,029,726	7,951,566	8,005,535	7,913,006

CONDENSED CONSOLIDATED BALANCE SHEETS	December 31, 2008	December 31, 2007

Cash and cash equivalents	$25,276	$32,718
Investment securities at fair value	159,373	145,517
Loans, net of allowance for loan losses	933,372	820,274
Other assets	62,456	59,157
Total assets	$1,180,477	$1,057,666

Deposits	$947,903	$868,786
Borrowed funds	121,250	81,429
Junior subordinated debentures	10,825	10,825
Other liabilities	9,395	9,614
Total stockholders’ equity	91,104	87,012
Total liabilities and stockholders’ equity	$1,180,477	$1,057,666

	At or for the year ended	At or for the year ended
CONSOLIDATED FINANCIAL DATA AND RATIOS	December 31, 2008	December 31, 2007

Balance Sheet Items:
Total assets	$1,180,477	$1,057,666
Loans serviced for others	28,341	20,826
Investment assets under management	439,711	573,608
Total assets under management	$1,648,529	$1,652,100

Book value per share	$11.35	$11.00
Dividends per common share	$0.36	$0.32
Allowance for loan losses to total loans	1.61%	1.62%
Non-performing assets to total assets	0.73%	0.39%

Income Statement Items:
Return on average assets	0.51%	0.99%
Return on average stockholders’ equity	6.26%	12.11%
Net interest margin (tax equivalent)	4.23%	4.48%